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                                  Exhibit 1.5

                             AMENDMENT NO. 1 TO THE
                                RIGHTS AGREEMENT

     This Amendment to the Rights Agreement, dated as of July 5, 2002, is made by and between Level 3 Communications, Inc., a Delaware corporation (the "Company"), and Wells Fargo Bank Minnesota, NA (formerly known as Norwest Bank Minnesota, N.A.), a Delaware corporation (the "Rights Agent"), and amends the Rights Agreement, dated as of May 29, 1998, between the Company and the Rights Agent (the "Rights Agreement").

                                    RECITALS

     WHEREAS, the Company intends to enter into a Securities Purchase Agreement, dated as of July 5, 2002 (the "Purchase Agreement"), with the institutional investors indicated on Exhibit A thereto (the "Investors"), pursuant to which the Investors will purchase $500,000,000 aggregate principal amount of the Company's 9% Junior Convertible Subordinated Notes due 2012, the Board of Directors of the Company having approved the Purchase Agreement and the transactions contemplated therein; and

     WHEREAS, pursuant to Section 26 of the Rights Agreement, the Board Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable in connection with the foregoing, and the Company and the Rights Agent desire to evidence such amendment in writing.

     NOW, THEREFORE, the Company and the Rights Agent agree as follows:

     1. Amendment to Definition of "Acquiring Person". The definition of
        --------------------------------------------
"Acquiring Person" in Section 1(a) of the Rights Agreement is hereby amended to add the following sentences to the end of such definition:

     "Notwithstanding the foregoing, Southeastern Asset Management, Inc., a Tennessee corporation ("Southeastern"), Longleaf Partners Fund ("Longleaf"), a series of Longleaf Partners Funds Trust, a Massachusetts business trust ("Longleaf Trust"), Longleaf Partners Small-Cap Fund, a series of Longleaf Trust ("Longleaf Small-Cap," and together with Southeastern and Longleaf, the "Southeastern Entities"), and the Affiliates and Associates of any of the Southeastern Entities shall not be deemed, individually or collectively, to be an Acquiring Person by virtue of (A) the execution, delivery and performance of the Securities Purchase Agreement, dated as of July 5, 2002 (the "Purchase Agreement"), among the Company and the investors named therein or any of the transactions contemplated therein, including the purchase by Longleaf and Longleaf Small-Cap of the Company's 9% Junior Convertible Subordinated Notes due 2012 (the "Notes"), or (B) becoming the Beneficial Owner of any other shares of Common Stock; so long as, in any such case, none of the Southeastern Entities, their Affiliates or their Associates, individually or collectively, shall be the Beneficial Owner of 30% or more of the shares of Common Stock then outstanding.

     "Notwithstanding the foregoing, Legg Mason, Inc. a Maryland corporation, ("Legg Mason"), Legg Mason Special Investment Trust, Inc. ("Special Investment Trust"), Legg Mason Investment Trust, Inc. ("Investment Trust" and together with Legg Mason and Special Investment Trust, the "Legg Mason Entities") and the Affiliates and Associates of any of the Legg Mason Entities shall not be deemed, individually or collectively, to be an Acquiring Person by virtue of (A) the execution, delivery and

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performance of the Securities Purchase Agreement, dated as of July 5, 2002 (the
"Purchase Agreement"), among the Company and the investors named therein or any of the transactions contemplated therein, including the purchase by Special Investment Trust and Investment Trust of the Notes, or (B) becoming the Beneficial Owner of any other shares of Common Stock; so long as, in any such case, none of the Legg Mason Entities, their Affiliates or their Associates, individually or collectively, shall be the Beneficial Owner of 20% or more of the shares of Common Stock then outstanding."

     2. Amendment to Definition of "Distribution Date". The definition of
        ---------------------------------------------
"Distribution Date" in Section 1(o) of the Rights Agreement is hereby amended to add the following sentence to the end of such definition:

     "Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred as a result of (i) the execution of the Purchase Agreement, (ii) the announcement of the Purchase Agreement or any of the transactions contemplated in the Purchase Agreement or (iii) the consummation of the transactions contemplated in the Purchase Agreement."

     3. Amendment to Definition of "Stock Acquisition Date". The definition of
        --------------------------------------------------
"Stock Acquisition Date" in Section 1(kk) of the Rights Agreement is hereby amended to add the following sentence to the end of such definition:

     "Notwithstanding anything in this Agreement to the contrary, a Stock Acquisition Date shall not be deemed to have occurred as the result of (i) the execution of the Purchase Agreement, (ii) the announcement of the Purchase Agreement or any of the transactions contemplated in the Purchase Agreement or
(iii) the consummation of the transactions contemplated in the Purchase Agreement."

     4. Amendment to Section 29. Section 29 of the Rights Agreement is hereby
        -----------------------
amended to add the following sentence at the end thereof:

     "Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedies or claims under this Agreement by virtue of (i) the execution of the Purchase Agreement, (ii) the announcement of the Purchase Agreement or any of the transactions contemplated in the Purchase Agreement or (iii) the consummation of the transactions contemplated in the Purchase Agreement."

     5. Miscellaneous.
        -------------

     (a) Except as otherwise expressly provided, or unless the context otherwise requires, all capitalized terms used herein have the meanings assigned to them in the Rights Agreement.

     (b) Each party hereto waives any requirement under the Rights Agreement that any additional notice be provided to it pertaining to the matters covered by this Agreement.

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1067950.2

     (c) This Amendment may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one end and the same document.

     (d) Except as expressly provided herein, the Rights Agreement is not being amended, modified or supplemented in any respect, and it remains in full force and effect.

     (e) This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

     (f) This Amendment shall be deemed effective as of the date first written above, as if executed on such date.


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                  IN WITNESS WHEREOF, the parties have caused this Amendment to the Rights Agreement to be duly executed as of the day and year first written above.

                                       LEVEL 3 COMMUNICATIONS, INC.


                                       By: /s/ Neil J. Eckstein
                                          -------------------------------------
                                          Name: Neil J. Eckstein
                                          Title: Vice President

                                       WELLS FARGO BANK MINNESOTA, NA

                                       By: /s/ Kenneth P. Swanson
                                           --------------------------------
                                           Name:  Kenneth P. Swanson
                                          Title: Vice President